News Release: FOR IMMEDIATE RELEASE

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Investors / Trade / Media Patrick Van de Wille FD Ashton Partners 312.553.6704 patrick.vandewille@fdashtonpartners.com

Westell Technologies Updates Fiscal First Quarter

Earnings Press Release Statement

AURORA, IL, August 5, 2008- Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, gateways and conferencing services, today updated information included in its fiscal first quarter earnings release issued on July 23, 2008.

July 23, 2008 Press Release

In the 1st Quarter Highlights and the second paragraph of the fiscal first quarter earnings press release the Company referenced orders from Verizon and another fiber-based service provider for its UltraLine Series3 gateway product. Upon further review, the Company received orders in the quarter worth over $14 million, versus the previously stated $20 million from the original release.

The $20 million of orders referenced in the original release actually referred to the sales value of orders the Company had placed with its outsourced manufacturer for the products. The Company buys products ahead of actual orders from its customers in order to meet anticipated demand. Westell commenced shipping of this product to Verizon today.

The update pertains to the aforementioned press release statement only and does not affect the Company’s financial statements for the fiscal first quarter or its published guidance for the quarter ending September 30, 2008.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. designs and develops broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell's Web site at www.westell.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein that are not historical facts or that contain the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “may”, “will”, “should”, or derivatives thereof and other words of similar meanings are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing, an economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in the Company’s Form 10-K for the fiscal year ended March 31, 2008 under the section Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or otherwise.